Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

April 16, 2021

This Agreement and Plan of Merger (“Plan of Merger”) sets forth the terms and conditions for the merger (the “Merger”) of 704Games Company, a Delaware corporation (the “Merging Entity”), with and into 704Games LLC, a Delaware limited liability company (the “Surviving Entity” and, together with the Merging Entity, the “Constituent Entities”), a wholly owned subsidiary of Motorsport Games Inc., a Delaware corporation (“Motorsport”).

1. The Merger; Effects of the Merger. At the Effective Time (as defined below), the Merging Entity will be merged with and into the Surviving Entity in accordance with, and with the effect provided in, the applicable provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act, the separate existence of the Merging Entity will cease; the Surviving Entity will continue in existence as a Delaware limited liability company and will succeed to all of the rights, privileges, immunities, and properties of the Merging Entity; and the Surviving Entity will be responsible and liable for all of the debts, liabilities, and obligations of the Merging Entity. Without limiting the foregoing, at and after the Effective Time, the Surviving Entity shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Entities; and all property, real, personal, and mixed, and all and every other interest belonging to the Constituent Entities shall be vested in the Surviving Entity and shall be thereafter as effectually the property of the Surviving Entity as they were of the Constituent Entities, and the title to any real estate vested, by deed or otherwise, in the Constituent Entities shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of any of the Constituent Entities shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Entities shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal, or administrative, pending by or against any Constituent Entity may be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted as a party in such action or proceeding in place of any Constituent Entity.

2. Federal Income Tax Consequences of Merger. The Merger is intended to qualify for federal income tax purposes as a “reorganization” of the Constituent Entities within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Consistent with the foregoing, this Plan of Merger shall be treated as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

3. Effective Time of the Merger. The Merger will be effective on the date and time of filing of the Certificate of Merger with the Delaware Division of Corporations (the “Effective Time”).

4. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Companies:

(1) each share of common stock of the Merging Entity issued and outstanding immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist;

(2) in exchange for the cancellation of the shares of the Merging Entity, (i) PlayFast Games, LLC, a North Carolina limited liability company, will receive the cash and stock of Motorsport as set forth in that certain Share Exchange Agreement, dated as of March 11, 2021, as amended by that certain Amendment, dated as of April 1, 2021 and, (ii) Ascend FS, Inc. a British Columbia corporation, will receive the cash and stock of Motorsport as set forth in that certain Share Exchange Agreement, dated as of March 14, 2021, as amended by that certain Amendment, dated as of April 1, 2021; and

(3) each membership interest of the Surviving Entity issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

5. Further Assurances. If at any time after the Effective Time, the Surviving Entity deems it necessary or advisable that any further assignments or assurances in law are required to vest, perfect, or confirm, of record or otherwise, in the Surviving Entity, title to, and possession of, any property or right of the Merging Entity acquired or to be acquired as a result of the Merger, the Merging Entity and its proper officers and directors immediately prior to effectuation of the Merger shall execute and deliver any deed, assignment, or other document and take any such other action as may be requested by the Surviving Entity and such proper officers and directors are fully authorized in the name and on behalf of such Merging Entity or otherwise to take any and all such action.

6. Headings. The headings in this Plan of Merger are inserted for convenience only and shall not constitute a part hereof.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the undersigned have executed this Plan of Merger as of the date first set forth above

704GAMES COMPANY,
a Delaware corporation

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:

704GAMES LLC,
a Delaware limited liability company

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	Sole Manager

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